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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                         THREE MONTHS
                                                        ENDED MARCH 31,
                                                    -------------------------
                                                        2000          2001
                                                    ----------     ----------
Computation of Earnings:
  Income (loss) before income taxes, minority
   interests and extraordinary item                   $(30,508)    $(68,639)
  Add:
    Fixed charges (as computed below)                   46,557       74,330
                                                      --------     --------
                                                      $ 16,049     $  5,691
                                                      ========     ========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                    $ 22,622     $ 44,494
  Amortization of deferred financing
   costs and discounts on long-term debt                19,139       22,161
  Interest component of operating lease
   expense                                               4,796        7,675
                                                      --------     --------
    Fixed charges                                       46,557       74,330
  Preferred stock dividends                             11,493       19,505
                                                      --------     --------
    Combined fixed charges and preferred
     stock dividends                                  $ 58,050     $ 93,835
                                                      ========     ========
Ratio of Earnings to Fixed Charges                          --           --
                                                      ========     ========
Deficiency of Earnings to Cover Fixed Charges         $ 30,508     $ 68,639
                                                      ========     ========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                      --           --
                                                      ========     ========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends          $ 42,001     $ 88,144
                                                      ========     ========